Exhibit 21.1

Subsidiaries of the Registrant

Name	Place of Organization

Physicians Realty L.P.	Delaware
Ziegler Michigan 5, LLC	Wisconsin
Ziegler Georgia 6, LLC	Wisconsin
Ziegler Michigan 6, LLC	Wisconsin
Ziegler Georgia 7, LLC	Wisconsin
Ziegler Florida 4, LLC	Wisconsin
Ziegler Georgia 21, LLC	Wisconsin
Ziegler Texas 8, LLC	Wisconsin
Ziegler El Paso 8, LP	Wisconsin
Ziegler Arizona 23, LLC	Wisconsin
Ziegler Illinois 12, LLC	Wisconsin
Ziegler Michigan 12, LLC	Wisconsin
Ziegler Tennessee 14, LLC	Wisconsin
Ziegler Ohio 9, LLC	Wisconsin
Ziegler Maine 15, LLC	Wisconsin
Ziegler Wisconsin 16, LLC	Wisconsin
Ziegler Georgia 17, LLC	Wisconsin
Ziegler Illinois 18, LLC	Wisconsin
Ziegler Ohio 19, LLC	Wisconsin
Ziegler Georgia 20, LLC	Wisconsin
Ziegler Wisconsin 24, LLC	Wisconsin

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